Exhibit 99.1

NEWS RELEASE DATED 10-14-2003

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Jan H. Hollar, Director of Finance (704) 688-4467

FOR IMMEDIATE RELEASE
October 14, 2003

First Charter Announces Third Quarter Earnings

Charlotte, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported earnings of $8.9 million or $0.30 per diluted share for the third quarter of 2003, a decrease from earnings of $10.3 million or $0.34 per diluted share for the same period in 2002. While the Corporation continued to make broad based gains in generating recurring noninterest income, earnings continue to be negatively impacted by historically low interest rates which have compressed the net interest margin.

For the nine months ended September 30, 2003, First Charter reported earnings of $14.6 million, or $0.49 per diluted share compared to earnings of $29.3 million or $0.95 per diluted share for the same period in 2002. The decrease in earnings for the nine months ended September 30, 2003 was primarily due to a $17.8 million increase in the provision for loan losses primarily attributable to the initiatives designed to improve asset quality including the sale of $60.9 million of nonaccruing and accruing higher risk loans, previously reported in the Corporation’s second quarter results, and from current adverse business conditions. In addition, earnings continue to be negatively impacted by historically low interest rates which have compressed the net interest margin.

“Although a meaningful rebound in business activity remains elusive, First Charter continues to attract new relationships at a record-setting pace,” commented Lawrence M. Kimbrough, President and Chief Executive Officer. “Through the first nine months of the year, our new checking account growth is 250 percent higher than in 2002. Noninterest bearing deposits are up 11.5 percent over 2002 and service charge income is growing steadily.”

Financial Highlights

Third Quarter 2003 compared to Second Quarter 2003

•	Gross loans increased $44.8 million or 2 percent.

•	Average earning assets increased $82.2 million or 2 percent.

•	Average transaction based deposits increased $78.7 million or 6 percent.

•	The Corporation continued its share repurchase program with the repurchase and retirement of 200,000 shares in the third quarter of 2003.

Third Quarter 2003 compared to Third Quarter 2002

•	Net interest income decreased $2.8 million or 10 percent.

•	Provision for loan losses increased $0.7 million or 37 percent.

•	Noninterest income increased $6.1 million or 70 percent.

•	Noninterest expense increased $4.8 million or 22 percent.

•	Customer satisfaction scores increased from 79 percent to 82 percent “Very Satisfied”.

•	Core retail households increased 25 percent to 76,485.

Year-to-Date 2003 compared to Year-to-Date 2002

• Average earning assets increased $409.5 million or 13 percent.

•	$60.9 million in nonaccruing and accruing higher risk loans were sold.

•	Average deposits increased $250.0 million or 11 percent.

•	The Corporation repurchased and retired 565,000 shares under its share repurchase program.

•	Net interest income decreased $6.3 million or 7 percent.

•	Provision for loan losses increased $17.8 million primarily due to the aforementioned loan sale and adverse business conditions.

•	Noninterest income increased $19.3 million or 62 percent.

•	Noninterest expense increased $15.5 million or 22 percent.

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30

Earnings (Dollars in thousands, except per share data)	2003	2002	2003	2002

Total revenues	$41,044	$37,695	$129,485	$116,475
Net income	8,894	10,327	14,636	29,254
Diluted earnings per share	0.30	0.34	0.49	0.95
Return on average assets	0.87%	1.14%	0.50%	1.12%
Return on average equity	11.31	12.30	6.13	12.00
Efficiency-taxable equivalent ratio (*)	64.26	58.84	70.52	62.43

*	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

			Increase (Decrease)
	September 30	June 30
Balance Sheet (Dollars in thousands)	2003	2003	Amount	Percentage

Loans held for sale	$14,784	$45,311	$(30,527)	(67.37)%
Loans, net	2,085,338	2,040,815	44,523	2.18
Investments	1,603,262	1,518,918	84,344	5.55
Total assets	4,087,967	3,988,534	99,433	2.49
Demand, savings and money market deposits	1,296,776	1,285,612	11,164	0.87
Total deposits	2,481,582	2,558,549	(76,967)	(3.01)
Other borrowings	1,261,412	1,076,595	184,817	17.17
Shareholders’ equity	302,263	313,916	(11,653)	(3.71)

Net Interest Income/Margin

Third quarter

Net interest income decreased $2.8 million, or 10 percent, to $26.2 million compared to the third quarter of 2002. The decrease was primarily due to lower yields on earning assets resulting from the continued effects of a declining interest rate environment. As previously discussed, the Corporation sold $60.9 million in nonaccruing and accruing higher risk loans. The reinvestment of these proceeds was made in lower yielding mortgage-backed securities. In addition, the Corporation sold $70 million in bonds in the fourth quarter of 2002 and reinvested the proceeds into Bank Owned Life Insurance (“BOLI”), to help offset the rise in employee benefit costs. This investment is classified as an other asset on the balance sheet, and the income is recognized as other noninterest income rather than being recognized as interest income. For the third quarter of 2003, income earned on BOLI amounted to approximately $1.0 million, which is nontaxable. Also, the mortgage-backed securities portfolio has produced lower effective yields due to increased amortization of premiums resulting from increased prepayment speeds of underlying mortgages. During the first half of 2003, the Corporation sold approximately $371.7 million of these mortgage-backed securities in order to stabilize cash flows and to improve effective yields in this portfolio. These proceeds were reinvested in fixed term agency securities and mortgage-backed securities of a shorter average life and at a lower current coupon. In addition, using standard rate shock analysis, the Corporation expects that the extension risk in the reinvested portfolio should be less than that of the securities sold. These actions, coupled with weak loan demand, have resulted in a change in the mix of earning assets from higher yielding loans to lower yielding securities. The decrease in net interest income was partially offset by a $3.8 million decrease in interest expense due to (a) a decline in interest rates across the yield curve, (b) a planned shift in funding sources from higher cost retail deposits to lower-cost transaction based accounts and (c) the benefits from the refinancing of $100 million and $50 million of fixed-term advances during the fourth quarter of 2002 and second quarter of 2003, respectively.

The net interest margin decreased to 2.86 percent in the third quarter of 2003 from 3.57 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, as assets repriced faster than liabilities due to the asset sensitive nature of the Corporation’s balance sheet. In addition, reinvestment rates were lower than rates earned by assets previously held on the balance sheet including the sale of $40.0 million in accruing higher risk loans.

Year-to-Date

Net interest income decreased $6.3 million to $78.8 million compared to the same period in 2002. Net interest income decreased primarily due to (a) lower interest income on earning assets resulting from the continued effects of a declining interest rate environment, (b) lower effective yields from the mortgage-backed securities portfolio due to the acceleration of amortization of premiums resulting from increased prepayment speeds, (c) lower reinvestment yields on increased cash flows, (d) the effects of the sale of $70 million of bonds to purchase BOLI, the income from which is recognized as noninterest income and (e) a change in the mix of earning assets from higher yielding loans to lower yielding securities. The decrease in net interest income was partially offset by an $8.2 million decrease in interest expense due to (a) a decline in interest rates across the yield curve, (b) a planned shift in funding sources from higher cost retail deposits to lower cost transaction based accounts and (c) the benefits from the refinancing of fixed-term advances.

The net interest margin for the nine months ended September 30, 2003 decreased to 2.97 percent from 3.63 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, which had a negative impact on the net interest margin as assets repriced faster than liabilities due to the asset sensitive nature of the Corporation’s balance sheet. In addition, reinvestment rates were lower than rates earned by assets previously held on the balance sheet including the sale of $40.0 million in accruing higher risk loans.

Noninterest Income

Third quarter

Noninterest income increased $6.1 million to $14.8 million compared to $8.7 million for the third quarter of 2002. The increase was due to $1.0 million of income recognized from the Corporation’s investment in BOLI, a $1.0 million increase in service charges on deposit accounts, an $0.8 million increase in financial management income primarily due to the purchase of a third party benefits administrator, an $0.8 million increase in mortgage loan income as the low interest rate environment continued to fuel record mortgage originations and refinance activity, a $0.2 million increase in brokerage services income, and a $0.5 million increase in other income due to increased ATM fees, mortgage servicing income and lower write-downs of mortgage servicing rights. The increase also includes $0.4 million of gains on the sale of bank property. In addition, income from equity method investments amounted to $0.1 million in the third quarter of 2003 versus net losses of $2.5 million for the same period in 2002. These improvements were partially offset by a $1.1 million decrease in gains on sales of securities and a $0.1 million decrease in trading gains.

Year-to-Date

Noninterest income increased $19.3 million, or 62 percent, to $50.7 million compared to the same period in 2002. The increase includes a $2.2 million gain on the sale of the credit card portfolio in the first quarter of 2003 and a $3.6 million increase in gains on the sales of callable agency and mortgage-backed securities. The remaining components of this increase were $2.9 million of income recognized from the Corporation’s investment in BOLI, a $2.2 million increase in service charges on deposit accounts, a $1.3 million increase in mortgage loan income, a $0.7 million increase in trading gains, a $0.6 million increase in financial management income primarily due to the purchase of a third party benefits administrator, a $0.5 million increase in brokerage revenues, a $0.3 million increase in insurance service income, and a $0.4 million increase in other noninterest income due to increased ATM fees, merchant income and mortgage servicing income. In addition, net losses from equity method investments amounted to $0.3 million in the nine months ended September 30, 2003 versus net losses of $5.5 million for the same period in 2002. These results included gains on the sale of bank property of $0.4 million and $1.0 million for the nine months ended September 30, 2003 and September 30, 2002 respectively.

Noninterest Expense

Third quarter

Noninterest expense increased $4.8 million compared to the third quarter of 2002. The variance includes a $1.8 million increase in professional fees primarily due to $0.5 million of consulting services related to the review and revision of our procedures to comply with the Bank Secrecy Act, $0.4 million of consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act, and $0.2 million of fees related to the investigation and collection of questionable residential rental property loans. The balance of the increase in professional fees relates to various other consulting services. Noninterest expense was also impacted by a $1.3 million increase in salaries and employee benefits due to additional personnel associated with the purchase of a third party benefits administrator in July and increased commission-based compensation in our mortgage, brokerage and insurance services areas. These increases were partially offset by a $0.6 million decrease in incentive compensation accruals as a result of a revision in estimated payouts. In addition, noninterest expense was impacted by a $0.8 million increase in other operating expense primarily due to increased mortgage servicing fees, non-credit losses and other miscellaneous expenses and a $0.5 million increase in marketing expense associated with the implementation of the CHecking Account Marketing Program (“CHAMP”).

Year-to-Date

Noninterest expense increased $15.5 million compared to the nine months ended September 30, 2002. The major contributing factors to this increase were $7.4 million of prepayment costs associated with the refinancing of $50 million of Federal Home Loan Bank advances, a $3.4 million increase in professional fees due to the aforementioned loan sale, consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act, the review and revision of our procedures for compliance with the Bank Secrecy Act, and fees related to the investigation and collection of questionable residential rental property loans. Noninterest expense was also impacted by a $1.8 million increase in other operating expense primarily due to increased mortgage servicing fees, non-credit losses and other miscellaneous expenses, a $1.6 million increase in marketing expense primarily associated with the implementation of CHAMP, a $1.5 million increase in salaries and employee benefits due to additional personnel associated with the purchase of a third party benefits administrator in July and increased commission-based compensation in our mortgage, brokerage and insurance services areas. These increases were partially offset by lower incentive compensation accruals as a result of a revision in estimated payouts.

The efficiency ratio increased to 70.5 percent compared to 62.4 percent for the nine months of 2002. A significant portion of the increase in the efficiency ratio relates to the costs associated with the prepayment of Federal Home Loan Bank advances of $7.4 million and the previously discussed $3.4 million increase in professional fees. In addition, the calculation of the efficiency ratio excludes gains on sale of securities of $9.8 million and $6.2 million for the nine months ended September 30, 2003 and 2002, respectively.

Income Tax Expense

Total income tax expense for the third quarter of 2003 was $3.2 million for an effective tax rate of 26.5 percent, compared to $3.9 million for an effective tax rate of 27.3 percent for the third quarter of 2002. The income tax expense for the nine months ended September 30, 2003 amounted to $5.3 million for an effective tax rate of 26.5 percent, compared to $11.0 million for an effective tax rate of 27.3 for the first nine months of 2002. The decrease in the income tax expense for the three and nine months ended September 30, 2003 was attributable to a decrease in taxable income and the effective tax rate.

Loans Held for Sale

Loans held for sale consists primarily of 15 and 30 year mortgage loans which the Corporation intends to sell as whole loans. Loans held for sale decreased to $14.8 million at September 30, 2003 as compared to $158.4 million at December 31, 2002. The decrease was due to the securitization of approximately $286.9 million of mortgage loans and the sale of approximately $126.0 million of loans held for sale during the nine months ended September 30, 2003.

Loans

Gross loans increased to $2.11 billion at September 30, 2003 as compared to $2.07 billion at December 31, 2002. The increase in loans was primarily due to a $59.1 million increase in construction loans, which includes $24.8 million of 1-4 family construction loans purchased in late September, a $46.5 million increase in home equity loans and a $21.8 million increase in primarily adjustable rate mortgage loans. These increases were partially offset by the sale of $60.9 million in nonaccruing and accruing higher risk loans to investors during the second quarter of 2003 and the sale of the Corporation’s $11.7 million credit card portfolio during the first quarter of 2003.

Securities

The securities available for sale portfolio increased to $1.60 billion at September 30, 2003 as compared to $1.13 billion at December 31, 2002. The increase in securities available for sale was primarily due to the securitization of $286.9 million of mortgage loans held for sale during the nine months ended September 30, 2003, as well as the net purchase of $187.1 million of securities used to increase earning assets. The Corporation increased its securities available for sale portfolio early in the first quarter of 2003 to offset the effects of weak loan demand.

Equity Method Investments

The Corporation’s equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership’s investee companies. At September 30, 2003, the total book value in equity method investments was $2.5 million. Of the $2.5 million, $1.1 million represents investments in venture capital partnerships which invest primarily in equity securities. The remaining $1.4 million is invested in Small Business Investment Companies (SBICs), which make debt investments that qualify for the investment test under the Community Reinvestment Act. At September 30, 2003, the Corporation’s remaining commitment to fund the equity method investments was $1.7 million and represented commitments to three venture funds that are SBICs.

Deposits

Total deposits increased to $2.48 billion at September 30, 2003 as compared to $2.32 billion at December 31, 2002. The increase in deposits was due to a $228.6 million increase in money market accounts, and a $40.7 million increase in low-cost interest checking, savings and noninterest bearing deposits. These increases were partially offset by a $110.4 million planned decrease in time deposits.

The ability to generate deposits has been enhanced by the introduction of CHAMP for individuals during the fourth quarter of 2002 and Business CHAMP during the first quarter of 2003. As a result, 2.7 times as many checking accounts were opened during the first nine months of 2003 than the first nine months of 2002. In addition, during the first quarter of 2003 the Corporation introduced a new money market account, the Money Market Max Account. This product has been very successful with total balances at September 30, 2003 of $322.9 million. The emphasis of these programs is to develop new customer relationships to generate additional fee income opportunities, and to shift our funding mix towards lower-cost funding sources.

Other Borrowings

Other borrowings increased to $1.26 billion at September 30, 2003 as compared to $1.04 billion at December 31, 2002. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at lower rates than comparable retail funding rates. The proceeds of these borrowings were used to fund the growth in earning assets.

Shareholders’ Equity

Shareholders’ equity at September 30, 2003 decreased to $302.3 million and represented 7.39 percent of period-end assets. During 2003, 565,000 shares of First Charter Corporation common stock were repurchased and retired under the January 24, 2002 authorization to repurchase 1.5 million shares. A total of 1.4 million shares have been repurchased and retired under this authorization. At September 30, 2003, the book value per share was $10.20. Based on the $19.60 closing price of First Charter Corporation common stock at September 30, 2003, the Corporation had a market capitalization of $581.0 million.

Provision for Loan Losses

Third Quarter

The provision for loan losses increased to $2.4 million for the three months ended September 30, 2003 compared to $1.8 million for the same year ago period. The increase was primarily due the impact of the aforementioned loan sale on the historical loss ratios and allocation factors used in the allowance model. In addition, consumer and commercial net charge-offs increased.

Year-to-date

The provision for loan losses for the nine months ended September 30, 2003 amounted to $23.9 million compared to $6.1 million a year ago. The increase in the provision for loan losses was primarily attributable to the following second quarter 2003 events:

(a)  As a result of deteriorating financial results of several large commercial relationships and independent appraisals of collateral, the Corporation added $7.5 million to the provision for loan losses. The decrease in appraised values and deteriorating financial results reflect the impact of the continued weakness in the economy on these customers. These loan relationships were sold as part of the second quarter loan sale.

(b)  The Corporation made an additional provision of $4.0 million related to the discount taken in the aforementioned loan sale. Such a discount is customary in a sale of nonaccruing and accruing higher risk loans to compensate the buyer for assuming the longer-term risk of owning and resolving such loans.

(c)  As a result of the impact of the aforementioned loan sale on the historical loss ratios used in the allowance model and management’s continuous evaluation of the current economic environment and operational risks, the Corporation added $3.5 million to the provision for loan losses.

(d)  The Corporation identified up to 165 residential rental property loans totaling approximately $12.8 million some of which appear to have questionable appraisals and collateral value. These loans were made by one loan officer who is no longer employed by the Corporation or its subsidiaries. The appraisals received by the Corporation were completed by appraisers who were not employees of the Corporation or its subsidiaries. This matter has been reported by management to authorities and is under continuing investigation by management and by those authorities. As a result of management’s investigation, during the second quarter of 2003, the Corporation increased the provision for loan losses by approximately $2.4 million. In the third quarter of 2003, $0.4 million of these loans were charged-off. In addition, loans totaling $0.3 million were foreclosed and moved to OREO and $0.2 million were paid down or paid-off. As management’s investigation continues, it is possible that an additional provision for loan losses may be required with respect to these loans.

Net Charge-Offs

Third Quarter

Net charge-offs for the three months ended September 30, 2003 amounted to $2.1 million, or 0.40 percent of average loans, compared to $1.2 million, or 0.23 percent of average loans for the same 2002 period. The increase in net charge-offs was primarily due to (a) $0.4 million of residential rental property loan charge-offs which was previously provided for in the allowance for loan losses, (b) a $0.3 million increase in consumer loan charge-offs and (c) a $0.3 million increase in commercial loan charge-offs.

Year-to-date

Net charge-offs for the nine months ended September 30, 2003 amounted to $6.4 million, or 0.41 percent of average loans compared to $4.2 million, or 0.27 percent of average loans for the same 2002 period. These increases in net charge-offs were due to higher commercial loan charge-offs due to the impact of the continued weak economic environment and the previously discussed $0.5 million of residential rental property loan charge-offs.

In accordance with generally accepted accounting principles, the impact on the allowance for loan losses of the aforementioned loan sale is not included in net charge-offs but rather is reflected as a reduction in the allowance for sale of loans. The inherent losses incurred in the loan sale were used to determine the commercial loan allowance allocation factors, which are driven by actual loss experience in our model, to assess the adequacy of the allowance for loan losses.

Nonperforming Assets

Nonaccrual loans at September 30, 2003 increased to $13.4 million as compared to $11.1 million at June 30, 2003 primarily due to the addition of several commercial loans to nonaccrual status as some of our customers continue to experience difficulties in this current economic environment. Management is taking steps to remediate these loans. OREO decreased to $6.7 million at September 30, 2003 from $6.9 million at June 30, 2003.

Nonaccrual loans at September 30, 2003 decreased to $13.4 million as compared to $26.5 million at December 31, 2002, primarily due to the aforementioned loan sale. OREO decreased to $6.7 million at September 30, 2003 from $10.3 million at December 31, 2002. This decrease is due to the sale of the two largest properties in the OREO portfolio during the second quarter of 2003. These properties were sold in cash transactions valued at $4.7 million for a gain of $0.3 million.

Asset Quality Ratios

As a result of the initiatives taken in the second quarter of 2003, our asset quality ratios improved significantly. The third quarter of 2003 asset quality ratios were impacted by an increase in nonaccrual loans, which Management is taking steps to remediate.

Asset Quality(1)	September 30	June 30	March 31	December 31
	2003	2003	2003	2002

Past Due Ratio
Past due loans over 30 days as a percentage of loans	0.71%	0.67%	1.03%	1.20%
Problem Assets
Classified assets as a percentage of loans	1.87%	1.99%	4.71%	4.32%
Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.64%	0.54%	1.44%	1.28%
Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.95%	0.87%	1.97%	1.76%
Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.40%	0.39%	0.43%	0.37%
Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.14%	1.15%	1.28%	1.31%
Allowance for loan losses as a percentage of nonaccrual loans	179%	212%	88%	103%

(1)	Excludes loans held for sale.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.14 percent at September 30, 2003 compared to 1.15 percent at June 30, 2003 and 1.31 percent at December 31, 2002. The allowance for loan losses decreased primarily due to the sale of $60.9 million in nonaccruing and accruing higher risk loans. These loans had a higher percentage of allocated allowance for loan losses due to their higher probable rate of loss. In addition, the allowance for loan losses was reduced by the sale of the Corporation’s $11.9 million credit card portfolio during the first quarter of 2003. These loans also had a higher percentage of allocated allowance for loan losses due to their unsecured nature and higher historical loss experience. As a result of the aforementioned transactions, the Corporation’s ratio of the allowance for loan losses to loans was reduced largely due to the significant improvement in our asset quality profile as noted in the table above. The decrease in the allowance for loan losses as a percent of total loans from June 30, 2003 was due to changes in the loan portfolio mix and risk factors. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its assessment of its credit risk profile.

Conference Call

First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for the fourth quarter of 2003 as well as strategic plans for the remainder of 2003 on Tuesday, October 14, 2003 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953	706-679-5254
	ID # 2821403	ID # 2821403

	www.FirstCharter.com	www.FirstCharter.com
Internet Live and Replay	“Investor Relations” section	“Investor Relations” section
	SHOW # 133522	SHOW # 133522

Audio Replay	800-642-1687	706-645-9291
	ID # 2821403	ID # 2821403

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.1 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Nine Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2003	9/30/2002	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$84,468	$85,811	$(1,343)	(1.6)%
Federal funds sold	2,004	3,570	(1,566)	(43.9)
Interest earning bank deposits	42,560	9,849	32,711	332.1
Securities available for sale	1,603,262	1,212,742	390,520	32.2
Loans held for sale	14,784	14,532	252	1.7
Loans
Commercial Real Estate	732,434	730,601	1,833	0.3
Commercial Non Real Estate	199,412	230,809	(31,397)	(13.6)
Construction	275,005	307,802	(32,797)	(10.7)
Mortgage	258,927	378,088	(119,161)	(31.5)
Consumer	279,512	283,990	(4,478)	(1.6)
Home equity	364,191	296,073	68,118	23.0

Total loans	2,109,481	2,227,363	(117,882)	(5.3)
Less: Unearned income	(190)	(225)	35	(15.6)
Allowance for loan losses	(23,953)	(27,411)	3,458	(12.6)

Loans, net	2,085,338	2,199,727	(114,389)	(5.2)

Other assets	255,551	174,698	80,853	46.3

Total assets	$4,087,967	$3,700,929	$387,038	10.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$337,409	$302,584	$34,825	11.5%
Interest checking and savings	425,219	407,019	18,200	4.5
Money market deposits	534,148	299,456	234,692	78.4
Time deposits	1,184,806	1,304,729	(119,923)	(9.2)

Total deposits	2,481,582	2,313,788	167,794	7.3
Other borrowings	1,261,412	1,004,836	256,576	25.5
Other liabilities	42,710	57,550	(14,840)	(25.8)

Total liabilities	3,785,704	3,376,174	409,530	12.1

Total shareholders’ equity	302,263	324,755	(22,492)	(6.9)

Total liabilities and shareholders’ equity	$4,087,967	$3,700,929	$387,038	10.5%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,140,652	$2,078,937	$61,715	3.0%
Securities	1,423,936	1,120,581	303,355	27.1
Interest earning assets	3,618,677	3,209,160	409,517	12.8
Assets	3,952,528	3,486,391	466,137	13.4
Deposits	2,481,486	2,231,470	250,016	11.2
Interest bearing liabilities	3,269,824	2,843,817	426,007	15.0
Shareholders’ equity	319,048	326,026	(6,978)	(2.1)

	As of / For the Quarter Ended

	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$20.4000	$19.5600	$19.4000	$19.1900	$17.9900
Low	17.0400	16.6900	17.2500	16.0500	15.3300
End of period	19.6000	17.5900	17.3200	18.0100	16.5700
Book Value	10.20	10.55	10.87	10.80	10.78
Market Capitalization	581,005,034	523,475,726	519,442,197	541,545,337	499,413,073
Weighted average shares — basic	29,672,137	29,801,059	30,006,417	30,081,995	30,379,838
Weighted average shares — diluted	29,904,440	29,801,059	30,188,853	30,220,294	30,506,426
End of period shares outstanding	29,643,114	29,759,848	29,990,889	30,069,147	30,139,594

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

BALANCE SHEET
ASSETS:
Cash and due from banks	$84,468	$103,199	$97,713	$162,087	$85,811
Federal funds sold	2,004	1,233	1,121	1,154	3,570
Interest earning bank deposits	42,560	38,308	72,431	6,609	9,849
Securities available for sale	1,603,262	1,518,918	1,453,827	1,129,212	1,212,742
Loans held for sale	14,784	45,311	69,894	158,404	14,532
Loans
Commercial Real Estate	732,434	765,303	800,593	798,664	730,601
Commercial Non Real Estate	199,412	212,753	227,159	223,178	230,809
Construction	275,005	209,926	216,784	215,859	307,802
Mortgage	258,927	257,236	240,115	237,085	378,088
Consumer	279,512	271,734	260,594	280,201	283,990
Home equity	364,191	347,716	332,392	317,730	296,073

Total loans	2,109,481	2,064,668	2,077,637	2,072,717	2,227,363
Less: Unearned income	(190)	(209)	(199)	(247)	(225)
Allowance for loan losses	(23,953)	(23,644)	(26,495)	(27,204)	(27,411)

Loans, net	2,085,338	2,040,815	2,050,943	2,045,266	2,199,727

Other assets	255,551	240,750	245,338	243,217	174,698

Total assets	$4,087,967	$3,988,534	$3,991,267	$3,745,949	$3,700,929

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$337,409	$341,176	$308,664	$305,924	$302,584
Interest checking and savings	425,219	409,415	415,895	416,005	407,019
Money market deposits	534,148	535,021	451,021	305,530	299,456
Time deposits	1,184,806	1,272,937	1,317,349	1,295,188	1,304,729

Total deposits	2,481,582	2,558,549	2,492,929	2,322,647	2,313,788
Other borrowings	1,261,412	1,076,595	1,116,223	1,042,440	1,004,836
Other liabilities	42,710	39,474	56,044	56,176	57,550

Total liabilities	3,785,704	3,674,618	3,665,196	3,421,263	3,376,174

Total shareholders’ equity	302,263	313,916	326,071	324,686	324,755

Total liabilities and shareholders’ equity	$4,087,967	$3,988,534	$3,991,267	$3,745,949	$3,700,929

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,130,236	$2,179,291	$2,112,226	$2,253,317	$2,170,961
Securities	1,560,430	1,412,491	1,295,982	1,144,045	1,129,206
Interest earning assets	3,730,688	3,648,447	3,474,071	3,418,176	3,311,707
Assets	4,071,214	3,990,872	3,814,209	3,678,945	3,586,969
Deposits	2,543,301	2,519,240	2,379,454	2,309,971	2,278,758
Interest bearing liabilities	3,381,916	3,286,646	3,138,232	2,999,871	2,914,391
Shareholders’ equity	311,962	334,537	334,431	332,998	333,165

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2003	9/30/2002	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$43,764	$50,452	$(6,688)	(13.3)%
Interest expense	17,033	20,817	(3,784)	(18.2)

Net interest income — taxable equivalent	26,731	29,635	(2,904)	(9.8)
Less: taxable equivalent adjustment	531	670	(139)	(20.7)

Net interest income	26,200	28,965	(2,765)	(9.5)
Provision for loan losses	2,400	1,750	650	37.1

Net interest income after provision for loan losses	23,800	27,215	(3,415)	(12.5)
Noninterest income	14,844	8,730	6,114	70.0
Noninterest expense	26,543	21,740	4,803	22.1

Income before income taxes	12,101	14,205	(2,104)	(14.8)
Income tax expense	3,207	3,878	(671)	(17.3)

Net income	$8,894	$10,327	$(1,433)	(13.9)%

EARNINGS PER SHARE DATA
Basic	$0.30	$0.34	$(0.04)	(11.8)%
Diluted	0.30	0.34	(0.04)	(11.8)
Weighted average shares — basic	29,672,137	30,379,838
Weighted average shares — diluted	29,904,440	30,506,426
Dividends paid on common shares	$0.185	$0.185	$—	—%

PERFORMANCE RATIOS
Return on average assets	0.87%	1.14%
Return on average equity	11.31	12.30
Efficiency — taxable equivalent (*)	64.26	58.84

	For the Three Months Ended

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	9/30/2003	9/30/2002

Noninterest income
Gain on sale of securities	$270	$1,416
Gain on sale of credit card loans	49	—
Equity method income (loss)	78	(2,525)
Trading gains	158	298
Gain on sale of properties	382	—

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Nine Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2003	9/30/2002	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$135,470	$150,308	$(14,838)	(9.9)%
Interest expense	54,920	63,132	(8,212)	(13.0)

Net interest income — taxable equivalent	80,550	87,176	(6,626)	(7.6)
Less: taxable equivalent adjustment	1,728	2,053	(325)	(15.8)

Net interest income	78,822	85,123	(6,301)	(7.4)
Provision for loan losses	23,943	6,095	17,848	292.8

Net interest income after provision for loan losses	54,879	79,028	(24,149)	(30.6)
Noninterest income	50,663	31,352	19,311	61.6
Noninterest expense	85,629	70,141	15,488	22.1

Income before income taxes	19,913	40,239	(20,326)	(50.5)
Income taxes	5,277	10,985	(5,708)	(52.0)

Net income	$14,636	$29,254	$(14,618)	(50.0)%

EARNINGS PER SHARE DATA
Basic	$0.49	$0.95	$(0.46)	(48.4)%
Diluted	0.49	0.95	(0.46)	(48.4)
Weighted average shares — basic	29,825,313	30,667,773
Weighted average shares — diluted	30,020,709	30,864,476
Dividends paid on common shares	$0.56	$0.55	$0.01	1.8%

PERFORMANCE RATIOS
Return on average assets	0.50%	1.12%
Return on average equity	6.13	12.00
Efficiency — taxable equivalent (*)	70.52	62.43

	For the Nine Months Ended

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	9/30/2003	9/30/2002

Noninterest income
Gain on sale of securities	$9,782	$6,168
Gain on sale of credit card loans	2,262	—
Equity investment write down	—	(20)
Equity method loss	(298)	(5,461)
Trading gains	1,754	1,040
Gain on sale of properties	382	1,013
Noninterest expense
Prepayment costs on borrowings	(7,366)	—

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$29,042	$30,593	$30,458	$34,225	$34,888
Interest on securities	14,625	14,931	15,374	14,500	15,514
Other interest income	97	165	185	69	50

Total interest income — taxable equivalent	43,764	45,689	46,017	48,794	50,452

Interest expense
Interest on deposits	9,963	11,667	11,465	12,016	12,498
Other interest expense	7,070	7,435	7,320	8,079	8,319

Total interest expense	17,033	19,102	18,785	20,095	20,817

Net interest income — taxable equivalent	26,731	26,587	27,232	28,699	29,635
Less: Taxable equivalent adjustment	531	548	649	661	670

Net interest income	26,200	26,039	26,583	28,038	28,965
Provision for loan losses	2,400	19,492	2,051	2,175	1,750

Net interest income after provision for loan losses	23,800	6,547	24,532	25,863	27,215

Noninterest income
Service charges on deposit accounts	5,674	5,571	5,130	4,998	4,689
Financial management income	1,400	488	578	483	566
Gain on sale of securities	270	8,286	1,226	5,371	1,416
Gain on sale of credit card loan portfolio	49	—	2,213	—	—
Income (loss) from equity method investments	78	(276)	(100)	(340)	(2,525)
Mortgage loan fees	1,329	612	672	1,137	504
Brokerage services income	861	812	486	591	640
Insurance services income	2,327	2,229	2,437	2,112	2,313
Trading gains	158	432	1,164	1,038	298
Bank owned life insurance	992	967	946	16	—
Gain (loss) on sale of properties	382	—	—	(109)	—
Other noninterest income	1,324	1,128	818	982	829

Total noninterest income	14,844	20,249	15,570	16,279	8,730

Noninterest expense
Salaries and employee benefits	13,277	12,554	13,757	12,213	11,988
Occupancy and equipment	4,079	3,913	4,166	3,768	3,839
Data processing	712	634	678	760	758
Marketing	1,173	1,161	1,153	658	630
Postage and supplies	982	1,152	1,136	1,099	967
Professional services	3,158	3,230	1,772	1,841	1,393
Telephone	584	513	603	376	461
Amortization of intangibles	127	77	85	89	88
Prepayment costs on borrowings	—	7,366	—	3,284	—
Other noninterest expense	2,451	2,422	2,714	3,543	1,616

Total noninterest expense	26,543	33,022	26,064	27,631	21,740

Income (loss) before taxes	12,101	(6,226)	14,038	14,511	14,205
Income tax expense (benefit)	3,207	(2,022)	4,092	3,962	3,878

Net income (loss)	$8,894	$(4,204)	$9,946	$10,549	$10,327

EARNINGS (LOSS) PER SHARE DATA
Basic	$0.30	$(0.14)	$0.33	$0.35	$0.34
Diluted	0.30	(0.14)	0.33	0.35	0.34
Dividends paid on common shares	0.185	0.185	0.185	0.185	0.185

PERFORMANCE RATIOS
Return on average assets	0.87%	(0.42)%	1.06%	1.14%	1.14%
Return on average equity	11.31	(5.04)	12.06	12.57	12.30
Efficiency — taxable equivalent (*)	64.26	85.66	62.69	69.76	58.84
Noninterest income as a percentage of total income	36.17	43.75	36.94	36.73	23.16
Equity as a percentage of total assets	7.39	7.87	8.17	8.67	8.77
Average earning assets as a percentage of average assets	91.64	91.42	91.08	92.91	92.33
Average loans as a percentage of average deposits	83.76	86.51	88.77	97.55	95.27

	As of / For the Quarter Ended

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

Noninterest income
Gain on sale of securities	$270	$8,286	$1,226	$5,371	$1,416
Gain on sale of credit card loans	49	—	2,213	—	—
Equity method income (loss)	78	(276)	(100)	(340)	(2,525)
Trading gains	158	432	1,164	1,038	298
Gain (loss) on sale of properties	382	—	—	(109)	—
Noninterest expense
Prepayment costs on borrowings	—	(7,366)	—	(3,284)	—
Reserve for contingent liability	—	—		(840)	—

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2003		6/30/2003		3/31/2003		12/31/2002		9/30/2002

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$23,644		$26,495		$27,204		$27,411		$27,213
Provision for loan losses	2,400		19,492		2,051		2,175		1,750
Allowance related to loans sold or transferred to held for sale	—		(20,236)		(547)		(325)		(322)
Charge-offs	(2,238)		(2,448)		(2,466)		(2,138)		(1,517)
Recoveries	147		341		253		81		287

Net charge-offs	(2,091)		(2,107)		(2,213)		(2,057)		(1,230)

Ending balance	$23,953		$23,644		$26,495		$27,204		$27,411

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$13,398		$11,144		$30,021		$26,467		$24,418
Other real estate	6,709		6,866		11,200		10,278		9,675

Total nonperforming assets	20,107		18,010		41,221		36,745		34,093

Loans 90 days or more past due accruing interest	21		312		—		—		—

Total	$20,128		$18,322		$41,221		$36,745		$34,093

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.64%		0.54%		1.44%		1.28%		1.10%
Nonperforming assets as a percentage of total assets	0.49		0.45		1.03		0.98		0.92
Nonperforming assets as a percentage of total loans and other real estate	0.95		0.87		1.97		1.76		1.52
Net charge-offs as a percentage of average loans (annualized)	0.40		0.39		0.43		0.37		0.23
Allowance for loan losses as a percentage of loans	1.14		1.15		1.28		1.31		1.23
Ratio of allowance for loan losses to:
Net charge-offs	2.89	x	2.80	x	2.95	x	3.33	x	5.62	x
Nonaccrual loans	1.79		2.12		0.88		1.03		1.12

	As of / For the Nine Months Ended				Increase (Decrease)

	9/30/2003		9/30/2002		Amount	Percentage

Allowance for Loan Losses
Beginning balance	$27,204		$25,843		$1,361	5.3%
Provision for loan losses	23,943		6,095		17,848	292.8
Allowance related to loans sold	(20,783)		(322)		(20,461)	N/A
Charge-offs	(7,152)		(4,852)		2,300	47.4
Recoveries	741		647		94	14.5

Net charge-offs	(6,411)		(4,205)		2,206	52.5

Ending balance	$23,953		$27,411		$(3,458)	(12.6)%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.41%		0.27%
Ratio of allowance for loan losses to net charge-offs (annualized)	2.79	x	4.88	x

	For the Quarter Ended

	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.41%	5.63%	5.85%	6.03%	6.38%
Yield on securities	3.75	4.23	4.75	5.07	5.50

Yield on interest earning assets	4.67	5.02	5.35	5.68	6.06

Interest expense:
Cost of interest bearing deposits	1.80	2.12	2.23	2.37	2.49
Cost of borrowings	2.38	2.75	2.83	3.26	3.57

Cost of interest bearing liabilities	2.00	2.33	2.43	2.66	2.83

Interest rate spread	2.67	2.69	2.92	3.02	3.23

Net yield on earning assets	2.86%	2.92%	3.15%	3.34%	3.57%

Notes:	Applicable ratios are annualized.
(*) — Excludes loans held for sale.
(**) — Fully taxable equivalent yields.